EXHIBIT 23.3

Consent of Ralph E. Davis Associates, Inc.

We hereby consent to the use of the name Ralph E. Davis Associates, Inc., the reference to our reserve estimate report for Aurora Oil & Gas Corporation (f/k/a Cadence Resources Corporation) (the "Company") dated January 30, 2006, and the use of information contained therein in the Form 10-K/A to be filed on or about April 11, 2008. We also consent to the incorporation by reference of the Form 10-K/A containing the foregoing into the Form 3 Registration Statements filed by the Company on December 21, 2007 (File Nos. 333-129695 and 333-130769) and any amendments to these Form 3 Registration Statements.

Houston, Texas
April 11, 2008
RALPH E. DAVIS ASSOCIATES, INC.
/s/ Joseph Mustacchia, Jr.
Joseph Mustacchia, Jr.
Executive Vice President